As filed with the Securities and Exchange Commission on May 23, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 Parkway, Inc.
(Exact name of registrant as specified in its charter)

Maryland	61-1796261
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

San Felipe Plaza 5847 San Felipe Street, Suite 2200 Houston, Texas	77057
(Address of principal executive offices)	(Zip code)

Parkway, Inc. 2017 Employee Stock Purchase Plan
(Full title of the plan)
A. Noni Holmes Kidd
Vice President, General Counsel and Secretary
Parkway, Inc.
One Orlando Centre
800 North Magnolia Avenue
Suite 1625
Orlando, Florida 32803
(Name and address of agent for service)
(407) 650-0593
(Telephone number, including area code, of agent for service)

Copy to:
Matt N. Thomson
Hogan Lovells US LLP
555 Thirteenth Street, NW
Washington, DC 20004
(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, $0.001 par value per share	200,000 shares	$19.69	$3,938,000	$457

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of shares that may become issuable under the Parkway, Inc. 2017 Employee Stock Purchase Plan (the “Plan”) by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar adjustment of the registrant’s outstanding shares of common stock.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h)(1) under the Securities Act based on the average of the high and low sales prices of the registrant’s common stock as reported by the New York Stock Exchange on May 22, 2017.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information specified in Part I will be sent or given to the persons participating in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed by Parkway, Inc. (the “Company”) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this registration statement:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2016;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017;

•
the portions of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2017 incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016;

•	the Company’s Current Reports on Form 8-K filed with the SEC on February 22, 2017, April 20, 2017 and May 23, 2017; and

•
the description of the Company’s common stock included in the Information Statement, filed as Exhibit 99.1 to the Form 10 of the Company filed with the SEC on September 19, 2016, and all amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, are incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K or 8-K/A that the Company may from time to time furnish to the SEC or any other document or information deemed to have been furnished and not filed with the SEC will be incorporated by reference into, or otherwise included in, this registration statement.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Names Experts and Counsel
Not applicable.
Item 6.    Indemnification of Directors and Officers.
The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services, or (2) active or deliberate dishonesty that is established by a final judgment and that is material to the cause of action. The Company’s Articles of Amendment and Restatement (the “Charter”) contain a provision that limits, to the maximum extent permitted by the MGCL, the liability of the Company’s directors and officers to the Company and its stockholders for money damages.
The MGCL requires a Maryland corporation (unless otherwise provided in its charter, which the Company’s Charter does not so provide) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
Under the MGCL, the Company may not indemnify a director or officer in a suit by the Company or in the Company’s right in which the director or officer was adjudged liable to the Company or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses.
In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.
The Company’s Charter requires, to the maximum extent permitted by the MGCL in effect from time to time, that the Company indemnify and pay or reimburse the reasonable expenses in advance of the final disposition of a proceeding of (1) any present or former director or officer who was made or threatened to be made a party to the proceeding by reason of his or her service in their capacity and (2) any individual who, while a director or officer and, at the Company’s request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member, manager, employee or agent and who was made or threatened to be made a party to the proceeding by reason of his or her service in their capacity.
The Company has entered into indemnification agreements with each of its executive officers and directors providing for the indemnification of, and advancement of expenses to, each such person in connection with claims, suits or proceedings arising as a result of such person’s service as an officer or director of the Company. The Company also maintains insurance on behalf of its directors and officers, insuring them against liabilities that they may incur in such capacities or arising from this status.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description

4.1
Articles of Amendment and Restatement of Parkway, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 5, 2016).

4.2
Amended and Restated Bylaws of Parkway, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 5, 2016).

4.3
Specimen Stock Certificate of Parkway, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 3 of Form 10 filed by the Registrant with the Securities and Exchange Commission on September 19, 2016).

5.1	Opinion of Hogan Lovells US LLP regarding the validity of the shares of common stock registered hereby.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Deloitte & Touche LLP.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).

99.1
Parkway, Inc. 2017 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on May 23, 2017).

Item 9.Undertakings.
(a) The registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on May 23, 2017.

PARKWAY, INC.
By:	/s/ A. Noni Holmes-Kidd
A. Noni Holmes-Kidd Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of A. Noni Holmes-Kidd and Scott E. Francis as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits and other documents related thereto with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his or her substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Date: May 23, 2017	By:	/s/ James R. Heistand
James R. Heistand (President, Chief Executive Officer and Director) (Principal Executive Officer)

Date: May 23, 2017	By:	/s/ Scott E. Francis
Scott E. Francis (Executive Vice President, Chief Financial Officer and Chief Accounting Officer) (Principal Financial Officer and Principal Accounting Officer)

Date: May 23, 2017	By:	/s/ James A. Thomas
James A. Thomas (Chairman)

Date: May 23, 2017	By:	/s/ Avi Banyasz
Avi Banyasz (Director)

Date: May 23, 2017	By:	/s/ James H. Hance, Jr.
James H. Hance, Jr. (Director)

Date: May 23, 2017	By:	/s/ Frank J. Johnson, III
Frank J. Johnson, III (Director)

Date: May 23, 2017	By:	/s/ Craig B. Jones
Craig B. Jones (Director)

Date: May 23, 2017	By:	/s/ R. Dary Stone
R. Dary Stone (Director)

EXHIBIT INDEX

Exhibit No.	Description

4.1
Articles of Amendment and Restatement of Parkway, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 5, 2016).

4.2
Amended and Restated Bylaws of Parkway, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 5, 2016).

4.3
Specimen Stock Certificate of Parkway, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 3 of Form 10 filed by the Registrant with the Securities and Exchange Commission on September 19, 2016).

5.1	Opinion of Hogan Lovells US LLP regarding the validity of the shares of common stock registered hereby.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Deloitte & Touche LLP.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).

99.1
Parkway, Inc. 2017 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on May 23, 2017).